EXHIBIT 5.1

Graubard Miller
405 Lexington Avenue
New York, New York 10174

November 21, 2007
IXI Mobile, Inc.
1301 Shoreway Road, Suite 380
Belmont, California 94002

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (“Registration Statement”) filed by IXI Mobile, Inc. (“Company”), a Delaware corporation, under the Securities Act of 1933, as amended (“Act”), with respect to (i) an aggregate of 2,038,516 shares of common stock, par value $.0001 per share (“Common Stock”), issuable upon exercise of options and awards previously granted under the Company’s 2000 Stock Incentive Plan (“2000 Plan I”), 2000 Israeli Employee Stock Option Plan (“2000 Plan II”), 2000 Second Amended and Restated Stock Incentive Plan (“2000 Plan III”), 2003 Israeli Stock Option Plan (“2003 Plan”) and 2007 Stock Plan (“2007 Plan” and together with the 2000 Plan I, 2000 Plan II, 2000 Plan III and 2003 Plan, the “Plans”)) and (ii) an aggregate of 25,775 shares of common stock issuable upon exercise of options and awards to be granted under the Plans.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company. We have also assumed that in granting future awards under the Plans, the Board of Directors of the Company or the appropriate committee thereunder will exercise its discretion in establishing the terms of such awards within the permissible limits of the law of the State of Delaware and the amended and restated certificate of incorporation and by-laws of the Company.

Based upon the foregoing, it is our opinion that the Common Stock to be issued by the Company under the Plans, when sold in accordance with the terms of the respective Plans and the individual instruments or agreements governing their issuance, will be legally issued, fully paid and nonassessable.

In giving this opinion, we have assumed that all certificates for the Company’s shares of Common Stock, prior to their issuance, will be duly executed on behalf of the Company by the Company’s transfer agent and registered by the Company's registrar, if necessary, and will conform, except as to denominations, to specimens which we have examined.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Graubard Miller